Exhibit 99.1

NEWS RELEASE FOR ADDITIONAL INFORMATION, PLEASE CONTACT: John M. Perino Vice President, Investor Relations 608-361-7501

REGAL BELOIT REPORTS FOURTH QUARTER AND
FULL YEAR FINANCIAL RESULTS
•	Quarterly Sales Increased 20.0% Including Sales From Six Acquisitions Closed In 2010

•	Strong Operating Cash Flow
February 2, 2011 (Beloit, WI): Regal Beloit Corporation (NYSE: RBC) today reported financial results for the fourth quarter and the fiscal year ended January 1, 2011. Net sales for the fourth quarter ended January 1, 2011 were $555.7 million, an increase of 20.0% compared to $463.3 million for the fourth quarter ended January 2, 2010. Diluted earnings per share for the fourth quarter 2010 were $0.65 compared to $0.90 for the fourth quarter 2009. For the full year 2010, sales were $2,238.0 million an increase of 22.5% compared to $1,826.3 million for 2009. Full year 2010 diluted earnings per share were $3.84 compared to $2.63 per share in 2009.
“In line with our updated guidance, HVAC sales softened in the fourth quarter,” commented Mr. Henry Knueppel, Chairman and Chief Executive Officer. “Additionally, we faced continued inflationary pressure on input costs, especially costs for copper. We implemented price increases to offset the inflation; however, they could not be implemented fast enough to prevent margin erosion given the severity of the commodity cost increase.”
“As we look at the full year we are pleased to report EPS growth of 46% to $3.84 per share,” continued Mr. Knueppel. “Sales for 2010 grew 22.5% as a result of strong organic growth combined with the benefit from the six acquisitions that closed in 2010.”
NET SALES

	(In millions)
	Three Months Ended			Fiscal Year Ended
	Jan. 1, 2011	Jan. 2, 2010	% Change	Jan. 1, 2011	Jan. 2, 2010	% Change
Net Sales	$555.7	$463.3	20.0%	$2,238.0	$1,826.3	22.5%

Net Sales by Segment:
Electrical segment	$494.2	$417.1	18.5%	$2,002.0	$1,637.7	22.3%
Mechanical segment	$61.5	$46.2	33.1%	$236.0	$188.6	25.1%
Sales for the fourth quarter 2010 included $56.8 million of incremental sales from the six businesses acquired in 2010 (the “acquired businesses”). Sales growth was driven by increased demand in nearly all end markets including strong demand for energy efficient products. Full year 2010 included $119.5 million of incremental sales from acquired businesses.
In the Electrical segment, sales increased 18.5% in the fourth quarter 2010 compared to the fourth quarter 2009, including $47.1 million of incremental sales from the acquired businesses. Full year 2010 Electrical segment sales increased 22.3% compared to fiscal year 2009, including $92.6 million of incremental sales from the acquired businesses.

Regal Beloit Corporation
News Release

Residential HVAC motor sales increased 1.3% in the fourth quarter 2010 as compared to the fourth quarter 2009. Driven by improving end markets and higher sales in North America, commercial and industrial motor sales for the fourth quarter 2010 increased 12.5% compared to the fourth quarter 2009. Global generator sales increased 15.7% for the fourth quarter 2010 compared to the fourth quarter 2009.
Sales in the Mechanical segment increased 33.1% in the fourth quarter 2010 compared to the fourth quarter 2009, including $9.7 million of incremental sales from the acquired businesses. This increase was driven primarily by improvements in later cycle end markets. Full year 2010 Mechanical segment sales increased $47.4 million, or 25.1% compared to fiscal year 2009, including $26.9 million of incremental sales from the acquired businesses.
One of the Company’s key strategies is to grow international operations. Sales to regions outside of the United States were 36.3% of total sales for the fourth quarter 2010 compared to 28.6% for the fourth quarter 2009. For the full year 2010, sales to regions outside the United States were 31.6% compared to 26.9% for the full year 2009.
GROSS PROFIT

	(In thousands)
	Three Months Ended		Fiscal Year Ended
	Jan. 1, 2011	Jan. 2, 2010	Jan. 1, 2011	Jan. 2, 2010
Gross Profit	$130,267	$125,164	$549,350	$424,224
As a percentage of net sales	23.4%	27.0%	24.5%	23.2%

Gross Profit
Electrical segment	$115,361	$115,079	$486,117	$379,017
As a percentage of net sales	23.3%	27.6%	24.3%	23.1%
Mechanical segment	$14,906	$10,084	$63,233	$45,207
As a percentage of net sales	24.2%	21.8%	26.8%	24.0%
OPERATING EXPENSES

	(In thousands)
	Three Months Ended		Fiscal Year Ended
	Jan. 1, 2011	Jan. 2, 2010	Jan. 1, 2011	Jan. 2, 2010
Operating Expenses	$91,979	$71,622	$311,615	$264,704
As a percentage of net sales	16.6%	15.5%	13.9%	14.5%

Operating Expenses by Segment:
Electrical segment	$82,346	$63,219	$275,886	$234,117
As a percentage of net sales	16.7%	15.2%	13.8%	14.3%
Mechanical segment	$9,633	$8,403	$35,729	$30,587
As a percentage of net sales	15.7%	18.2%	15.1%	16.2%

Regal Beloit Corporation
News Release

INCOME FROM OPERATIONS

	(In thousands)
	Three Months Ended		Fiscal Year Ended
	Jan. 1, 2011	Jan. 2, 2010	Jan. 1, 2011	Jan. 2, 2010
Income from Operations	$38,288	$53,542	$237,735	$159,520
As a percentage of net sales	6.9%	11.6%	10.6%	8.7%

Income from Operations by Segment:
Electrical segment	$33,016	$51,860	$210,231	$144,901
As a percentage of net sales	6.7%	12.4%	10.5%	8.8%
Mechanical segment	$5,272	$1,682	$27,504	$14,619
As a percentage of net sales	8.6%	3.6%	11.7%	7.8%
For the fourth quarter 2010, income from operations declined 28.5% compared to the fourth quarter 2009 principally due to inflation not recovered by pricing actions and a $28.4 million change in LIFO expense. The fourth quarter 2010 included LIFO expense of $13.4 million reflecting the continued increase in costs for commodity inputs. By comparison, the fourth quarter 2009 included a LIFO benefit of $15.0 million from our actions to reduce inventory levels. For the fourth quarter 2010, operating expenses increased due to an incremental $14.3 million of operating expenses related to the acquired businesses and an incremental $2.6 million of acquisition related expenses.
For the full year 2010, income from operations improved, driven by sales volume leverage and productivity, but was substantially offset by commodity cost inflation in excess of price increases and the costs associated with supply chain disruptions in the second and third quarters of 2010.
Net interest expense for the fourth quarter 2010 was $4.5 million, consistent with the fourth quarter 2009. The effective tax rate for the fourth quarter 2010 was 22.7% compared to 27.7% for the fourth quarter 2009. The decrease in the effective tax rate for the quarter was primarily driven by the global distribution of income and the retroactive reinstatement in the United States of the research and development tax credit.
Net income attributable to Regal Beloit Corporation for the fourth quarter 2010 was $25.2 million, a decrease of 27.2% compared to $34.7 million for the fourth quarter 2009. Fully diluted earnings per share for the fourth quarter 2010 were $0.65 compared to $0.90 for the fourth quarter 2009. For the full year ended January 1, 2011, net income attributable to Regal Beloit Corporation was $149.4 million, an increase of 57.2% compared to $95.0 million for the full year 2009.
Net cash provided by operating activities was $26.8 million for the fourth quarter 2010 and $175.4 million for the full year 2010, in excess of net income attributable to Regal Beloit Corporation for those periods. Cash and investments totaled $230.8 million at January 1, 2011.

Regal Beloit Corporation
News Release

“Looking back on the year, I am proud of our team’s many accomplishments, along with our performance improvements. We also closed on six strategically important acquisitions and we are successfully integrating those businesses into our company,” continued Mr. Knueppel. “Looking forward into 2011, we are optimistic about our ability to continue our growth strategy by developing and producing new and innovative, energy efficient products for our customers. Our optimism is tempered by the continued increase in commodity input costs that will pressure our operating margins. We are also excited about closing on the purchase of the Electrical Products Company of A. O. Smith and the opportunity to welcome its employees to the Regal Beloit team. We expect the first quarter to show seasonal improvement over the fourth quarter and to see improved contributions from our new acquisitions. Accordingly, we are projecting first quarter diluted earnings of $0.92 to $0.98 per share.”
Regal Beloit will be holding a conference call pertaining to this news release at 9:00 AM CT (10:00 AM ET) on Thursday, February 3, 2011. To listen to the call and view the presentation slides via the internet, please go to http://www.regalbeloit.com/ or at: http://www.videonewswire.com/event.asp?id=75795. Individuals who would like to participate by phone should dial 800-860-2442, referencing Regal Beloit. International callers should dial 412-858-4600, referencing Regal Beloit.
A telephone replay of the call will be available through May 2, 2011 at 877-344-7529, conference ID 447494. International callers should call 412-317-0088 using the same conference ID. A webcast replay will be available for one year and can be accessed at http://www.regalbeloit.com/rbceventspresentations.htm or at http://www.videonewswire.com/event.asp?id=75795.
Regal Beloit Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia. Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.
CAUTIONARY STATEMENT
Certain statements made in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s expectations, beliefs, current assumptions and projections. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or similar words are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Those factors include, but are not limited to:
•
economic changes in global markets where we do business, such as reduced demand for the products we sell, weakness in the housing and commercial real estate markets, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

Regal Beloit Corporation
News Release

•	fluctuations in commodity prices and raw material costs;

•	cyclical downturns affecting the global market for capital goods;

•
our ability to timely and successfully consummate the acquisition of the electrical products business of A.O. Smith (“EPC”), including the ability to satisfy all of the conditions precedent to consummation of the transaction;

•	our ability to timely and successfully realize the potential synergies of the EPC transaction;

•
unexpected issues, costs or liabilities arising from the acquisition and integration of EPC and other acquired companies and businesses, or the effects of purchase accounting that may be different than expected;

•	marketplace acceptance of new and existing products including the loss of, or a decline in business from, any significant customers;

•	the impact of capital market transactions that we may effect;

•	the availability and effectiveness of our information technology systems;

•	unanticipated costs associated with litigation, product warranty or product liability matters;

•	the effects of increased international and domestic competition on sales of our energy efficient products;

•	actions taken by our competitors, including new product introductions or technological advances, and other events affecting our industry and competitors;

•	difficulties in staffing and managing foreign operations;

•
other domestic and international economic and political factors unrelated to our performance, such as the current substantial weakness in economic and business conditions and the stock markets as a whole; and

•	other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission, or SEC, which are incorporated by reference.
Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update these statements to reflect subsequent events or circumstances. Additional information regarding these and other risks and factors is included in Item 1A — Risk Factors in our Annual Report on Form 10-K filed with the SEC on March 2, 2010.

Regal Beloit Corporation
News Release

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
Unaudited
Dollars in Thousands, Except Dividends Declared and Per Share Data

	Three Months Ended		Fiscal Year
	Jan. 1, 2011	Jan. 2, 2010	Jan. 1, 2011	Jan. 2, 2010
Net Sales	$555,678	$463,261	$2,237,978	$1,826,277
Cost of Sales	425,411	338,097	1,688,628	1,402,053

Gross Profit	130,267	125,164	549,350	424,224
Operating Expenses	91,979	71,622	311,615	264,704

Income From Operations	38,288	53,542	237,735	159,520
Interest Expense	5,218	5,304	19,576	23,284
Interest Income	770	851	2,570	1,719

Income Before Taxes & Noncontrolling Interests	33,840	49,089	220,729	137,955
Provision For Income Taxes	7,679	13,579	66,045	39,276

Net Income	26,161	35,510	154,684	98,679
Less: Net Income Attributable to Noncontrolling
Interests, net of tax	918	852	5,305	3,631

Net Income Attributable to Regal Beloit Corporation	$25,243	$34,658	$149,379	$95,048

Earnings Per Share of Common Stock:
Basic	$0.65	$0.94	$3.91	$2.76

Assuming Dilution	$0.65	$0.90	$3.84	$2.63

Cash Dividends Declared	$0.17	$0.16	$0.67	$0.64

Weighted Average Number of Shares Outstanding:
Basic	38,607,128	37,030,588	38,236,168	34,498,674

Assuming Dilution	39,052,195	38,410,038	38,921,699	36,131,607

SEGMENT INFORMATION
Unaudited
Dollars in Thousands

	Mechanical Segment		Electrical Segment
	Three Months Ended		Three Months Ended
	Jan. 1, 2011	Jan. 2, 2010	Jan. 1, 2011	Jan. 2, 2010
Net Sales	$61,513	$46,205	$494,165	$417,056
Income from Operations	5,272	1,682	33,016	51,860

	Mechanical Segment		Electrical Segment
	Fiscal Year Ended		Fiscal Year Ended
	Jan. 1, 2011	Jan. 2, 2010	Jan. 1, 2011	Jan. 2, 2010
Net Sales	$235,989	$188,609	$2,001,989	$1,637,668
Income from Operations	27,504	14,619	210,231	144,901

Regal Beloit Corporation
News Release

CONDENSED CONSOLIDATED BALANCE SHEETS
Dollars in Thousands

	(Unaudited)
	Jan. 1, 2011	Jan. 2, 2010
ASSETS
Current Assets:
Cash and Cash Equivalents	$174,531	$262,422
Investments — Trading Securities	56,327	117,553
Trade Receivables, less Allowances of $10,637 in 2010 and $12,666 in 2009	331,017	240,721
Inventories	390,587	268,839
Prepaid Expenses and Other Current Assets	135,589	89,841

Total Current Assets	1,088,051	979,376

Property, Plant, Equipment and Noncurrent Assets	1,361,085	1,132,861

Total Assets	$2,449,136	$2,112,237

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$231,705	$161,902
Other Accrued Expenses	159,000	138,779
Current Maturities of Debt	8,637	8,385

Total Current Liabilities	399,342	309,066

Long-Term Debt	428,256	468,065
Other Noncurrent Liabilities	224,376	155,038
Equity:
Total Regal Beloit Corporation Shareholders’ Equity	1,361,960	1,167,824
Noncontrolling Interests	35,202	12,244

Total Equity	1,397,162	1,180,068

Total Liabilities and Equity	$2,449,136	$2,112,237

Regal Beloit Corporation
News Release

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
Unaudited
Dollars in Thousands

	Three Months Ended		Fiscal Year Ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,161	$35,510	$154,684	$98,679

Adjustments to reconcile net income to net cash provided by operating activities (net of acquisitions):
Depreciation and amortization	18,580	18,571	72,869	69,144
Excess tax benefits from stock-based compensation	(154)	(946)	(1,735)	(2,808)
Loss on disposition of property, net	208	4,929	4,659	5,172
Stock-based compensation expense	1,779	1,494	6,747	4,752
Non-cash convertible debt deferred financing costs	—	—	—	1,063
Change in assets and liabilities	(19,773)	19,793	(61,836)	138,917

Net cash provided by operating activities	26,801	79,351	175,388	314,919

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(15,005)	(7,720)	(44,994)	(33,604)
Purchases of investment securities	(103,628)	(106,857)	(416,797)	(117,553)
Sales of investment securities	240,762	—	477,514	—
Business acquisitions, net of cash acquired	(104,658)	—	(211,916)	(1,500)
Sale of property, plant and equipment	1,388	672	1,496	1,033

Net cash provided by (used in) investing activities	18,859	(113,905)	(194,697)	(151,624)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from the sale of common stock	—	—	—	150,370
Repayments of convertible debt	—	(48,193)	(39,198)	(75,802)
Net proceeds from (repayments of) short-term borrowings	691	(1,386)	(8,448)	(6,866)
Repayments of long-term debt	(46)	(63)	(184)	(215)
Net repayments under revolving credit facility	—	(3,859)	(2,863)	(17,066)
Dividends paid to shareholders	(6,562)	(5,813)	(25,096)	(21,607)
Distribution to noncontrolling interests	—	(4,468)	—	(4,468)
Proceeds from the exercise of stock options	214	5,014	3,759	5,767
Excess tax benefits from stock-based compensation	154	946	1,735	2,808

Net cash (used in) provided by financing activities	(5,549)	(57,822)	(70,295)	32,921

EFFECT OF EXCHANGE RATES ON CASH	340	487	1,713	956

Net increase (decrease) in cash and cash equivalents	40,451	(91,889)	(87,891)	197,172
Cash and cash equivalents at beginning of period	134,080	354,311	262,422	65,250

Cash and cash equivalents at end of period	$174,531	$262,422	$174,531	$262,422